Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-212406) of Hutchison China MediTech Limited of our report dated March 10, 2017 relating to the consolidated financial statements of Nutrition Science Partners Limited, which appears in this Annual Report on Form 20-F of Hutchison China MediTech Limited.

/s/ PricewaterhouseCoopers

Hong Kong

March 13, 2017